Exhibit 1

JOINT FILING AGREEMENT

We, the signatories of Amendment No. 6 (“Amendment No. 6”) to the Schedule 13D to which this Agreement is attached, hereby agree that, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, this Amendment No. 6 and any further amendments to such Schedule 13D filed by any of us will be filed on behalf of each of us.

Dated: December 15, 2020

By:	/s/ Matthew T. Moroun
Matthew T. Moroun, Individually

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the MJM Revocable Trust

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2019 NMM Annuity Trust

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 Nora Moroun Trust

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 Lindsay Moroun Trust

By:	/s/ Nora M. Moroun
Nora M. Moroun, Individually

By:	/s/ Lindsay S. Moroun
Lindsay S. Moroun, Individually